EXHIBIT 14.1

CORE-MARK HOLDING COMPANY, INC.

CODE OF BUSINESS CONDUCT AND ETHICS

This Code of Business Conduct and Ethics (the “Code”) is designed to promote honest, ethical and lawful conduct by all employees, officers and directors of Core-Mark Holding Company, Inc. and all subsidiaries and entities controlled by it (collectively, the “Company”). The Code is intended to help employees, officers and directors understand the Company’s standards of ethical business practices and to stimulate awareness of ethical and legal issues that may be encountered in carrying out their responsibilities.

The actions of every employee, officer and director affect the reputation and integrity of the Company. Therefore, it is essential that each take the time to review this Code and develop a working knowledge of its provisions. In particular, all employees, officers and directors are expected at all times to:

•	Avoid conflicts between personal and professional interests where possible;

•	Pursue the ethical handling of actual or apparent conflicts of interest when conflicts or appearance of conflicts are unavoidable, including through full disclosure (to the Division President or James Wall, the Company’s Chief Financial Officer and the Company’s designated compliance officer (the “Designated Compliance Officer”) or other appropriate internal authority) of any transaction or relationship that reasonably could be expected to give rise to a conflict;

•	Provide full, fair, accurate, timely, and understandable disclosure in the periodic reports required to be filed by the Company with regulators and in other public communications made by the Company;

•	Comply with applicable governmental rules and regulations;

•	Promptly report (to a responsible supervisor, the Designated Compliance Officer or other appropriate internal authority as set forth in this Code) any violations of this Code; and

•	Be accountable personally for adherence to this Code.

It is difficult to anticipate every decision or action that an employee, officer or director of the Company may face or consider. Whenever there is doubt about the right ethical or legal choice to make, fully disclose the circumstances, seek guidance about the right thing to do, and keep asking until guidance is obtained. An employee should make full disclosure to, and seek guidance from, the employee’s supervisor or the Division President in the first instance. James Wall, the Company’s Chief Financial Officer and Designated Compliance Officer at (650) 589-9445 ext. 3020 or jwall@core-mark.com or, in instances involving accounting practices, internal controls or audits, the Audit Committee and the Core-Mark Financial Compliance Line at (888) 587-3571 are also available avenues.

Those who violate the standards in this Code will be subject to disciplinary action. If you are in a situation that you believe may involve or lead to a violation of this Code, you have an affirmative duty to disclose to, and seek guidance from your Division President or the Designated Compliance Officer or other appropriate internal authority. Failure to follow this Code, as well as to comply with federal, state, local and any applicable foreign laws, and the Company’s corporate policies and procedures may result in disciplinary action including termination of employment or termination of board service.

It is the Company’s policy to encourage the communication of bona fide concerns relating to the lawful and ethical conduct of business, and audit and accounting procedures or related matters. It is also the policy of the Company to protect those who communicate bona fide concerns from any retaliation for such reporting. Confidential and anonymous mechanisms for reporting concerns are available and include the Core-Mark Financial Compliance Line at (888) 587-3571. However, anonymous reporting does not serve to satisfy a duty to disclose your potential involvement in a conflict of interest or in unethical or illegal conduct.

1.	Conflicts of Interest

The Company expects all employees, officers and directors to exercise good judgment and the highest ethical standards in their activities on behalf of the Company as well as in their private activities outside the Company. Particular care should be taken to ensure that no detriment to the interests of the Company (or appearance of such detriment) may result from a conflict between those interests and any personal or business interests which an individual employee, officer or director may have. In particular, every employee, officer and director has an obligation to avoid any activity, agreement, business investment or interest or other situation that might in fact or in appearance cause the individual to place his or her own interests, or those of another, above his or her obligation to the Company. Care should be taken about the appearance of a conflict since such appearance might impair confidence in, or the reputation of, the Company even if there is no actual conflict and no wrongdoing.

While it is not possible to describe or anticipate all the circumstances and situations that might involve a conflict of interest, a conflict of interest can arise whenever an employee, officer or director takes action or has interests that may make it difficult to perform his or her work objectively or effectively or when they (or a member of their family) receive improper personal benefits as a result of their position in the Company. Conflicts may arise where an employee, officer or director, or member of his or her family:

•	Solicits or accepts, directly or indirectly, from customers, suppliers or others dealing with the Company any kind of gift or other personal, unearned benefits as a result of his or her position in the Company (other than non-monetary items of nominal intrinsic value);

•	Has a financial interest in the Company’s competitors, customers, suppliers or others dealing with the Company (excluding interests that are less than 1% of the outstanding securities of a publicly-traded corporation or equivalent percentage of ownership interests in an unincorporated business);

•	Has a consulting, managerial or employment relationship in any capacity with a competitor, customer, supplier or others dealing with the Company; or

•	Acquires, directly or indirectly, real property, leaseholds, patents or other property or rights in which the Company has, or the employee, officer or director knows or has reason to believe at the time of acquisition that the Company is likely to have, an interest.

The Company’s employees and officers are expected to devote their full time and attention to Company business during regular working hours and for whatever additional time may be required. Outside business activities can easily create conflicts of interest or diminish productivity and effectiveness. For these reasons, employees and officers should avoid outside business activities that divert their time and talents from the Company’s business. Though the Company encourages professional activities and community involvement, special care must be taken not to compromise duties owed to the Company. Employees and officers are expected to disclose the nature of any non-Company activity for which compensation is received.

Employees, officers and directors must obtain approval from the Designated Compliance Officer before agreeing to serve on the board of directors or similar body of a for-profit enterprise or government agency.

Serving on boards of not-for-profit or community organizations does not require prior approval. However, if service with a not-for-profit or community organization creates a situation that poses a conflict of interest with the Company (for example, the organization solicits charitable contributions from the Company or purchases significant services or products from the Company), the Designated Compliance Officer should be contacted for approval to continue such service.

In addition, prior to seeking any election or appointment to public office, an employee, officer or director must notify the Designated Compliance Officer to clarify the Company’s position in the event the candidacy is successful or the appointment is made. Written approval must be obtained.

Subject to the limitations imposed by this Code, each employee and officer is free to engage in outside activities that do not interfere with the performance of his or her responsibilities or otherwise conflict with the Company’s interests. Where activities may be of a controversial or sensitive nature, employees and officers are expected to seek the guidance of the appropriate manager, Division President or Designated Compliance Officer before engaging in such activities. No employee, officer or director may use his or her Company position or title or any Company equipment, supplies or facilities in connection with outside activities, nor may any employee, officer or director do anything that might infer sponsorship or support by the Company of such activity, unless such use has been approved in writing by the your manager, Division President or the Designated Compliance Officer.

Officers should not solicit contributions or other support from fellow employees, or distribute non-work-related material to fellow employees, during working hours or in areas where work is being performed.

Employees, officers and directors and their families are prohibited from requesting, accepting or offering any form of “under-the table” payment, “kickback,” bribe, rebate, or other improper payment or gratuity in connection with any corporate expenditure or sale of goods or services. If approached with such an offer, your Division President or the Designated Compliance Officer should be contacted immediately.

No employee, officer or director may accept loans or guarantees of obligations (except from banks of other entities that provide such services in the normal course and at arms’ length) from any individual, organization or entity doing or seeking to do business with the Company. Any offer of such a loan should be reported to your Division President or the Designated Compliance Officer.

In all instances where the appearance of a conflict exists, the nature of the conflict must be disclosed to your Division President or the Designated Compliance Officer. Where there is a real or perceived conflict of interest involving a director of the Company, the matter should be referred to the Designated Compliance Officer for interpretation and possible discussion with the Board of Directors or with the Audit Committee to which such responsibility has been delegated for resolution.

2.	Protection and Proper Use of Company Assets

Every employee, officer and director has a personal responsibility to protect the assets of the Company from misuse or misappropriation. The assets of the Company include tangible assets, such as products, equipment and facilities, as well as intangible assets, such as corporate opportunities, intellectual property, trade secrets and business information (including any nonpublic information learned as an employee, officer or director of the Company).

Theft/Misuse of Company Assets

The Company’s assets may only be used for the Company’s business purposes and such other purposes as are approved by the Company. No employee, officer or director may take, make use of, or knowingly misappropriate the assets of the Company, for personal use, for use by another, or for an improper or illegal purpose. No employee, officer or director is permitted to remove, dispose of, or destroy anything of value belonging to the Company without the Company’s consent, including both physical items and electronic information.

Corporate Opportunities

No employee, officer or director of the Company shall for personal or any other person’s or entity’s gain deprive the Company of any business opportunity or benefit which could be construed as related to any existing or reasonably anticipated future activity of the Company. Employees, officers and directors who learn of any such opportunity through their association with the Company may not disclose it to a third party or invest in the opportunity without first offering it to the Company. No employee, officer or director of the Company may take for themselves personally any opportunity that they learn about through their position or their use of any Company property or information. Nor should any employee, officer or director use Company property, information or position for personal gain.

No employee, officer or director of the Company may participate in an initial public offering or otherwise accept special investment opportunities from a supplier, vendor (including banks or financial advisers), or customer with whom the Company is doing business or that is seeking to sell products or services to the Company without first disclosing the opportunity to the Designated Compliance Officer.

Confidential Information/Privacy

No employee, officer or director of the Company who is entrusted with information of a confidential or proprietary nature (about the Company, its suppliers, customers or other constituents) shall disclose that information outside the Company, either during or after service with the Company, except with written authorization of the Company or as may be otherwise required by law or regulatory authority. Employees, officers and directors may not use confidential information for their own personal benefit or the benefit of persons or entities outside the Company.

Confidential information includes all non-public information learned as an employee, officer or director of the Company. It includes, but is not limited to;

•	Non-public information that might be of use to competitors, of interest to the press, or harmful to the Company or its customers, if disclosed;

•	Non-public information about the Company’s financial condition, prospects or plans, its marketing and sales programs and research and development information, as well as information relating to mergers and acquisitions, stock splits and divestitures;

•	Non-public information concerning possible transactions with other companies or information about the Company’s customers, suppliers or joint venture partners, which the Company is under an obligation to maintain as confidential; and

•	Non-public information about discussions and deliberations, relating to business issues and decisions, between and among employees, officers and directors.

For further information, please see the Company’s Policy on Insider Trading and Communications with the Public and Employee Handbook.

Network Use, Integrity & Security

The Company reserves the right to monitor or review any and all data and information contained on any employee’s or officer’s computer or other electronic device issued by the Company. In addition, the Company reserves the right to monitor or review an employee’s or officer’s use of the Internet, Company Intranet and Company e-mail or any other electronic communications without prior notice. See Electronic Mail below for more information.

Access to Company systems will be revoked and disciplinary action may be taken in the event that such systems are used to commit illegal acts, or to violate the nondiscrimination, harassment, pornography, solicitation or proprietary information terms of this Code, or any other terms of this Code.

In order to maintain systems integrity and protect the Company network, no employee or officer should divulge any passwords used to access any Company computer or database. Any suspected breach of the Company’s network security systems should be reported to a responsible supervisor or appropriate internal authority immediately.

All employees and officers should refrain from using or distributing software that may damage or disrupt the Company’s work environment by transmitting a virus or conflicting with Company systems.

No employee or officer should engage in the unauthorized use, copying, distribution or alteration of computer software whether obtained from outside sources or developed internally. All software, including “shareware,” contains terms of use that must be adhered to.

Electronic Mail

E-Mail messages are company records, and the e-mail system is provided by the Company for use on Company business only. It is against the Company’s policy to send nonbusiness-related messages to some or all e-mail users. Furthermore, it is a violation of Company policy to create, send, copy or distribute via the Company’s internal and external networks pornographic or degrading images, messages containing racial or sexual comments or other obscene, harassing or unprofessional materials.

E-mail users do not have any reasonable expectation of privacy with regard to the e-mail messages they send or receive. While the Company does not monitor electronic mail messages as a routine matter, it reserves the right to access, examine, use and/or disclose the contents of messages sent or received by e-mail users.

It is a violation of Company policy to send an e-mail message under the name of another Company employee (e.g., by sending an e-mail message from a computer that is logged on to the network as someone else) unless you have received permission from that employee. It is a violation of Company policy to access any e-mail message of which you are not the intended recipient unless (i) you have received permission from the intended recipient or (ii) a determination is made by the department head that access is reasonably necessary to protect the interests of a customer, the Company or some other third party. The e-mail system may not be used to send copies of documents in violation of copyright laws, to send chain letters, or to otherwise violate the law.

3.	Relationships with Customers and Vendors

Fair Dealing

Each employee, officer and director should deal fairly with the Company’s suppliers, customers and employees. No employee, officer or director should take unfair advantage through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair-dealing practice. We respect the confidentiality and privacy of our suppliers and customers. Information about the Company’s suppliers, customers, competitors and employees must be used in an ethical manner and in compliance with the law. Under no circumstance should information be obtained through theft, illegal entry, blackmail, or electronic eavesdropping, or through misrepresenting affiliation with the Company or identity. Any confidential or proprietary information should not be used if it is suspected that such information has been obtained improperly.

Similarly, each employee, officer and director must respect and protect any confidential or proprietary information shared with the Company unless disclosure is necessary to comply with statutory requirements, subpoenas, court orders or other lawful process or properly authorized government investigations. This information should not be released without proper authorization and should be used for legitimate business purposes only.

Customers and potential customers are entitled to receive accurate information regarding prices, capabilities, terms and scheduling. The Company strives to produce advertisements that are fair, accurate and lawful. False or misleading statements to sell or market Company products or services are to be strictly avoided. Immediate efforts should be made to correct any misunderstanding that may exist with a customer or potential customer.

Trade Practices and Antitrust Compliance

Vigorous competition free from collusion and unreasonable restraints is the best mechanism for ensuring the production of high quality, well-priced and innovative products and services. Moreover, failure to comply with antitrust and other trade regulation laws in every jurisdiction in which the Company does business could result in serious consequences both for the Company and the offending individuals, including significant civil and criminal penalties. Therefore, it is the Company’s policy to compete solely on the basis of its superior and innovative products and services, through the efforts and contributions of its employees, officers and directors, and to avoid improper actions that unreasonably restrain trade. Every Company unit and employee, officer and director is expected to support Company efforts to compete vigorously in the marketplace in compliance with both the letter and the spirit of all applicable federal, state and foreign antitrust laws.

Antitrust and trade regulation issues are very complex. Determining what actions unreasonably restrain trade or are otherwise improper will depend on the structure of the market and a number of other factors. Whenever any doubt exists as to the legality of any communication, action, arrangement or transaction, please contact the Designated Compliance Officer immediately. To avoid even the perception of unlawful conduct, employees should avoid discussing with a competitor prices, costs, production, products and services, bidding practices, other non-public business matters, territories, distribution channels or customers.

Documentation

Employees, officers and directors who are authorized to make expenditures or enter into transactions on behalf of the Company must ensure that the applicable records comply with the Company’s accounting and purchasing policies and that all transactions are recorded properly.

4.	Compliance with Other Laws, Rules & Regulations

The Company requires its employees, officers and directors to comply with all applicable laws, rules and regulations in every state, province or country where the Company does business. Violation of domestic or foreign laws and regulations may subject an individual, as well as the Company, to civil and/or criminal penalties. To assure compliance with applicable laws and regulations, the Company has established various policies and procedures, including the Company’s Policy on Insider Trading and Communications with the Public. Employees have an obligation to comply with these policies and procedures and to promptly alert management of any deviation from them.

The Company has a policy of strict compliance with all laws that are applicable to its business, wherever conducted. In some instances, laws and regulations may be difficult to interpret. In such cases, legal counsel should be sought. The Vice President of Employee & Corporate Services or an Officer of the Company should be contacted before securing outside legal counsel.

Employees, officers and directors are strongly encouraged, and indeed have an obligation, to raise concerns promptly when they are uncertain as to the proper legal course of action or they suspect that some action may violate the law. The earlier a potential problem is detected and corrected, the better off the Company will be in protecting against harm to the Company’s business and reputation.

Certain legal obligations and policies that are particularly important to our business and reputation are summarized below. Further information on any of these matters may be obtained from the Designated Compliance Officer.

Insider Trading and Fair Disclosure

No employee, officer or director may trade in securities while in possession of material inside information or disclose material inside information to third parties (“tipping”). Material inside information is any information that has not reached the general marketplace and is likely to be considered important by investors deciding whether to trade (e.g., earnings estimates, significant business investments, mergers, acquisitions, dispositions and other developments, major customer developments, expansion or curtailment of operations, and other activity of significance). Using material inside information for trading, or tipping others to trade, is both unethical and illegal.

Accordingly, no employee, officer or director of the Company may: (a) trade securities of the Company or any other Company while in possession of material inside information with respect to that Company; (b) recommend or suggest that anyone else buy, sell, or hold securities of any Company while the employee is in possession of material inside information with respect to that Company (this includes formal or informal advice given to family, household members and friends); or (c) disclose material inside information to anyone, other than those persons who need to know such information in order for the Company to properly and effectively carry out its business (e.g., to lawyers, advisers and other Company employees working on the matter). Of course, where material inside information is permitted to be disclosed, the recipient should be advised of its non public nature and the limitations on its use. Any questions as to whether information is material or non-public should be directed to the Designated Compliance Officer. For additional information, please see the Company’s Policy on Insider Trading and Communications with the Public.

Additionally, all employees, officers and directors must provide full, fair and accurate disclosure in all government filings and public communications.

Inquiries from the Media and Public

The Company is committed to providing full, fair and accurate disclosure in all public communications and in compliance with all applicable law, regulations and rules. Consistent with this commitment and the Company’s policies regarding insider trading and communications with the public, employees are not authorized to answer questions from the media, analysts, investors or any other members of the public. If you should receive such an inquiry, you must record the name of the person and immediately notify the Director of Investor Relations. For additional information, please see the Company’s Policy on Insider Trading and Communications with the Public.

Foreign Corrupt Practices Act

The Company strictly prohibits giving anything of value, directly or indirectly, to a governmental official, agent or employee anywhere in the world in consideration for such official’s, agent’s or employee’s assistance or influence (including the failure by such individual to perform his/her official duty), the purpose of which is to obtain favored treatment with respect to any aspect of the Company’s business. Under no circumstance is it acceptable for any employee, officer or director to offer, give, solicit or receive any form of bribe, kickback, payoff, or inducement.

As a United States entity, the Company is subject to the Foreign Corrupt Practices Act, which makes it illegal for companies and individuals to make, or offer to make, payment, directly or indirectly, to foreign governmental officials for the purposes of obtaining, retaining or directing business. Other countries have adopted similar legislation. Though in limited situations small “facilitation” payments to foreign government officials may be permissible if they are intended to expedite the routine performance of legitimate duties, this area is not always clear, and the situation must be discussed with the Designated Compliance Officer prior to any action being taken. Any question as to whether a gift or payment would be considered improper under the Company’s guidelines or national or foreign laws must be discussed with the Designated Compliance Officer.

Political Contributions and Activities

In the United States, federal and many state laws prohibit corporations from making political contributions. No direct or indirect political contribution (including the use of Company property, equipment, funds or other assets) of any kind may be made in the name of the Company, or by using Company funds, unless the Designated Compliance Officer or his/her designee has certified in writing that such political contribution complies with applicable law. When such permission is given, such contributions shall be by check to the order of the political candidate or party involved, or by such other means as will readily enable the Company to verify, at any given time, the amount and origin of the contribution.

Subpoenas and Government Investigations

As a general matter, it is the Company’s policy to cooperate in any government investigations and inquiries. All subpoenas, information document requests, or other inquiries should be referred immediately to the Vice President – Employee and Corporate Services.

International Business Dealings

Specific laws and regulations apply to participation in international business. Employees and officers involved in foreign business transactions must be fully familiar with, and strictly adhere to, all applicable foreign and domestic laws, rules and regulations. Employees and officers involved in international business matters must, at a minimum, be aware of regulations, anti-boycott provisions, Treasury Department Office of Foreign Assets Control restrictions, and applicable trade embargoes in force.

Maintaining a Safe, Healthy and Affirmative Workplace

The Company is an equal opportunity employer and bases our recruitment, employment, development and promotion decisions solely on a person’s ability and potential in relation to the needs of the job, and complies with local, state and federal employment laws. The Company makes reasonable job-related accommodations for any qualified employee or officer with a disability when notified by the employee that he/she needs an accommodation.

The Company will not tolerate the possession, use or distribution of pornographic, racist, sexist or otherwise offensive materials on Company property, or the use of Company personal computers or other equipment to obtain or view such materials. All employees must promptly contact his or her supervisor or Division President, the Vice President of Employee and Corporate Services, or any officer of the Company immediately, about the existence of offensive materials, especially child pornography, on the Company’s systems or premises so that appropriate action may be taken, including notifying the proper authorities if necessary.

The Company is committed to providing a drug-free work environment. The illegal possession, distribution, or use of any controlled substances on Company premises or at Company functions is strictly prohibited. Similarly, reporting to work under the influence of any illegal drug or alcohol and the abuse of alcohol or medications in the workplace are not in the Company’s best interest and violates this Code. For additional information, please see the Company’s Employee Handbook.

All accidents, injuries, or concerns about unsafe equipment, practices, conditions or other potential hazards should be immediately reported to the applicable supervisor or Division President. For additional information, please see the Company’s Employee Handbook.

The Company is also committed to providing a work environment that is pleasant, conducive to cooperative productivity and characterized by mutual respect. Accordingly, the kind of conduct described as harassment below cannot be tolerated in the workplace or in connection with employment, even though off Company premises. In addition, the Company will endeavor to protect employees to the extent possible, from harassment by non-employee contractors and vendors in the work place.

Harassment is defined as unwelcome sexual advances, requests for sexual favors, material and comments relating to sexual matters, age, disability, race, color, religion, gender, national origin, marital status, sexual orientation, medical condition, or physical contact of a sexual nature which could create an intimidating, hostile or offensive work environment.

Any employee who experiences or becomes aware of any form of harassment in the work place is required to report it to his or her supervisor or Division President, Vice President – Employee and Corporate Services, or any officer of the Company immediately. Reports of harassment will be brought to the attention of the Vice President – Employee and Corporate Services immediately who will direct an investigation which will be conducted in a confidential a manner as is compatible with a thorough investigation. Should an investigation determine that the harassment occurred, the employee found to have violated this policy will be subject to disciplinary action up to and including termination.

Retaliation or threat of retaliation for having reported or to influence reporting harassment will not be tolerated and will be grounds for termination. Each employee is required to report any incidents of harassment forbidden by this Code immediately so that complaints can be quickly and fairly resolved.

5.	Accounting Practices, Books & Records and Record Retention

It is the policy of the Company to fully and fairly disclose the financial condition of the Company in compliance with applicable accounting principles, laws, rules and regulations and to make full, fair, accurate, timely and understandable disclosure in our periodic reports filed with the Securities and Exchange Commission and in other communications to securities analysts, rating agencies and investors. Honest and accurate recording and reporting of information is critical to our ability to make responsible business decisions. The Company’s accounting records are relied upon to produce reports for the Company’s management, rating agencies, investors, creditors, governmental agencies and others. Our financial statements and the books and records on which they are based must accurately reflect all corporate transactions and conform to all legal and accounting requirements and our system of internal controls.

All employees, officers and directors and, in particular, the chief executive officer, the chief financial officer, the controllers and the principal accounting officer have a responsibility to ensure that the Company’s accounting records do not contain any false or intentionally misleading entries. We do not permit intentional misclassification of transactions as to accounts, departments or accounting periods and, in particular:

•	All accounting records, as well as reports produced from those records, are to be kept and presented in accordance with the laws of each applicable jurisdiction;

•	All records are to fairly and accurately reflect the transactions or occurrences to which they relate;

•	All records are to fairly and accurately reflect in reasonable detail the Company’s assets, liabilities, revenues and expenses;

•	No accounting records are to contain any intentionally false or misleading entries;

•	Each employee must fulfill his or her responsibility to assure that books, records and accounts are complete, accurate and supported by adequate documentation;

•	No transactions are to be misclassified as to accounts, departments or accounting periods;

•	All transactions are to be supported by accurate documentation in reasonable detail and recorded in the proper account and in the proper accounting period;

•	All accounting records are to comply with United States generally accepted accounting principles; and

•	The Company’s system of internal accounting controls, including compensation controls, is required to be followed at all times.

Any effort to mislead or coerce the independent auditors or a member of internal audit staff concerning issues related to audit, accounting or financial disclosure has serious legal consequences for the perpetrator, including criminal sanctions, and for the Company and is strictly prohibited. If you become aware of any violation of this policy, you must report the matter immediately to the Chairman of the Audit Committee or the Core-Mark Financial Compliance Line at (888) 587-3571.

The Chairman of the Audit Committee can be contacted as follows:

Audit Committee Chairman

c/o Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, CA 94080.

Compliance with this policy is mandatory. Destroying or altering a document with the intent to impair the document’s integrity or availability for use in any potential official proceeding is a crime. Prior to the destruction of corporate records, all employees must consult an appropriate supervisor or manager to ensure compliance with these policies. Documents relevant to any pending, threatened, or anticipated litigation, investigation, or audit shall not be destroyed for any reason. Any belief that Company records are being improperly altered or destroyed should be reported to a responsible supervisor, your Division President or the Designated Compliance Officer.

Consistent with the reporting and recordkeeping commitments discussed above and elsewhere in this Code, all employees, officers and directors should accurately and truthfully complete all records used to determine compensation or expense reimbursement. This includes, among other items, reporting of hours worked (including overtime), reimbursable expenses (including travel and meals), and sales activity.

6.	Scope

No Company policy can provide definitive answers to all questions. If employees have questions regarding any of the standards discussed or policies referenced in this Code or are in doubt about the best course of action in a particular situation, the employee should refer to the reporting requirements for that goal or standard as stated in this Code, or the reporting requirements set forth in a specific Company Policy, and contact the person or party designated.

This Code is not intended to supersede or materially alter Company policies and procedures already in place as set forth in the Company’s Employee Handbook. Certain policies referred to herein are contained in their entirety in the Employee Handbook or a separate Company policy.

Any waivers of this Code may be made only by the Board of Directors or the Audit Committee to which such responsibility has been delegated. Any waivers for officers or directors, including the chief executive officer, chief financial officer, comptroller or chief accounting officer, must be promptly disclosed as required by applicable law and/or stock exchange regulation.

7.	Duty to Report Violations

Each employee, officer and director is responsible for promptly reporting to the Company any circumstances that such person believes in good faith may constitute a violation of this Code, or any other Company policy, or applicable law, regulations and rules. Except as otherwise provided in this Code, suspected policy violations may be reported (including confidential and anonymous reports) by telephone to James Wall, the Company’s Chief Financial Officer and Designated Compliance Officer at (650) 589-9445, ext. 3020, e-mail at jwall@core-mark.com or letter (to the attention of the Designated Compliance Officer at the Company’s executive offices, which are located at 395 Oyster Point Blvd., Suite 415, South San Francisco, CA 94080).

Any complaint regarding accounting, internal accounting controls or auditing matters (including confidential and anonymous complaints) should be reported by telephone on the Core-Mark Financial Compliance Line monitored by a third party for reporting to the Company’s Audit Committee, or by letter to the Audit Committee, as follows:

Core-Mark Financial Compliance Line: (888) 587-3571

The Chairman Audit Committee Contact Information:

Audit Committee Chairman

c/o Core-Mark Holding Company, Inc.

395 Oyster Point Blvd., Suite 415

South San Francisco, CA 94080.

No retribution against any individual who reports violations of this Code in good faith will be permitted, and mechanisms for reporting in a confidential and anonymous manner are noted above. Every effort will be made to investigate confidential and anonymous reports within the confines of the limits on information or disclosure such reports entail. While self-reporting a violation will not excuse the violation itself, the extent and promptness of such reporting will be considered in determining any appropriate sanction, including dismissal. The Company will investigate any matter which is reported and will take any appropriate corrective action.

8.	Violations of this Code

Allegations of Code violations will be reviewed and investigated by the Designated Compliance Officer, or, in appropriate circumstances by the Company’s Audit Committee. Violations of this Code may result in, among other actions, suspension of work duties, diminution of responsibilities or demotion, and termination of employment.